UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ADTRAN, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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March 30, 2007

Dear Stockholder:

On March 27, 2007, we were saddened to announce the death of co-founder and Chairman of the Board, Mark C. Smith, due to complications from pneumonia. At the time of his passing, we had already printed the enclosed proxy statement and proxy card and were preparing to mail them to our stockholders. As a result, the proxy materials reflect Mr. Smith as a nominee for election as a director. Due to Mr. Smith’s unexpected and untimely death, we will now have a vacancy on our Board of Directors until a suitable candidate is found to fill the vacancy. While the proxy card indicates that you are being asked to elect seven directors, you will in fact only be voting your shares to elect six directors.

Please mark, date, sign and return your proxy card in the enclosed envelope at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

Thomas R. Stanton Chief Executive Officer

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

March 30, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of ADTRAN, Inc. to be held at ADTRAN’s headquarters at 901 Explorer Boulevard, Huntsville, Alabama, on Tuesday, May 8, 2007, at 10:30 a.m., local time. The meeting will be held in the East Tower on the second floor.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we also will report on ADTRAN’s operations during the past year and our plans for the future. Our directors and officers, as well as representatives from our independent registered public accounting firm, PricewaterhouseCoopers LLP, will be present to respond to appropriate questions from stockholders.

Please mark, date, sign and return your proxy card in the enclosed envelope at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

MARK C. SMITH

Chairman of the Board

ADTRAN, INC.

901 EXPLORER BOULEVARD

HUNTSVILLE, ALABAMA 35806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2007

NOTICE HEREBY IS GIVEN that the 2007 Annual Meeting of Stockholders of ADTRAN, Inc. will be held at ADTRAN’s headquarters at 901 Explorer Boulevard, Huntsville, Alabama, on the second floor of the East Tower, on Tuesday, May 8, 2007, at 10:30 a.m., local time, for the purposes of considering and voting upon:

1.	A proposal to elect seven directors to serve until the 2008 Annual Meeting of Stockholders;

2.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN, Inc. for the fiscal year ending December 31, 2007; and

3.	Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 20, 2007 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors.

James E. Matthews

Senior Vice President – Finance,

Chief Financial Officer, Treasurer,

Secretary and Director

Huntsville, Alabama

March 30, 2007

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

ADTRAN, INC.

901 EXPLORER BOULEVARD

HUNTSVILLE, ALABAMA 35806

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2007

We are providing this Proxy Statement to the stockholders of ADTRAN, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2007 Annual Meeting of Stockholders and at any adjournments of that meeting. The Annual Meeting will be held at ADTRAN’s headquarters, 901 Explorer Boulevard, Huntsville, Alabama, on Tuesday, May 8, 2007, at 10:30 a.m., local time. The meeting will be held in the East Tower on the second floor. When used in this Proxy Statement, the terms “we,” “us,” “our” and “ADTRAN” refer to ADTRAN, Inc.

The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is March 30, 2007.

VOTING

General

The securities that can be voted at the Annual Meeting consist of our common stock, $.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is March 20, 2007. On the record date, 69,247,625 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, we will use the proposal receiving the greatest number of all votes “for” or “against” and abstentions, including instructions to withhold authority to vote.

In voting with regard to the proposal to elect directors (Proposal 1), stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of directors.

In voting with regard to each of Proposal 2 to ratify the appointment of the independent registered public accounting firm, stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Delaware law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote on the proposal at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote for the proposal and, therefore, will have the same legal effect as voting against the proposal.

Under the rules of the national stock exchanges that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that those beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals that are considered “discretionary” proposals under the rules of the exchanges. These votes by brokers are considered as votes cast in determining the outcome of any discretionary proposal. We believe that Proposal 1 and Proposal 2 are discretionary. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting, but “broker non-votes” are not considered as votes cast in determining the outcome of any proposal.

As of March 20, 2007, the record date for the Annual Meeting, our directors and executive officers beneficially owned or controlled approximately 9,708,943 shares of our common stock, constituting approximately 13.7% of the outstanding common stock. We believe that these holders will vote all of their shares of common stock in favor of each of the proposals.

Proxies

You should specify your choices with regard to each of the proposals on the enclosed proxy card. All properly executed proxy cards delivered by stockholders to ADTRAN in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted on the proxy card. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees and “FOR” the ratification of the appointment of the independent registered public accounting firm. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their judgment.

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

•

giving written notice to James E. Matthews, Secretary of ADTRAN, at 901 Explorer Boulevard, Huntsville, Alabama 35806 (for overnight delivery) or at P.O. Box 140000, Huntsville, Alabama 35814-4000 (for mail delivery);

•	executing and delivering to Mr. Matthews a proxy card bearing a later date; or

•	voting in person at the Annual Meeting.

Please note, however, that under the rules of the national stock exchanges, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his proxy and vote his shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the exchanges, as employed by the beneficial owner’s brokerage firm.

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We may also request that brokerage firms, nominees, custodians and fiduciaries forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies. We have hired Georgeson Stockholder Communications Inc. as a proxy solicitor and will pay approximately $1,600 in fees to Georgeson Stockholder Communications Inc. for their services.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of January 31, 2007, by (i) each of our directors and our director emeritus, (ii) each of our executive officers named in the Summary Compensation Table in this Proxy Statement and (iii) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown except as otherwise noted.

Name and Relationship to Company	Common Stock Beneficially Owned (1)
	Number of Shares		Percent of Class
Mark C. Smith (2) Chairman of the Board	7,997,600	(3)	11.5%
Thomas R. Stanton Chief Executive Officer and Director	573,750		*
Robert A. Fredrickson Vice President – Carrier Networks Sales	231,882	(3)	*
James E. Matthews Senior Vice President – Finance, Chief Financial Officer, Treasurer, Secretary and Director	102,500		*
Danny J. Windham Former President, Chief Operating Officer, Secretary and Director	274,690		*
Steven L. Harvey Former Vice President – Enterprise Networks and Competitive Service Provider Sales	208,727		*
James L. North Director Emeritus	96,000		*
Roy J. Nichols Director	77,663	(3)	*
W. Frank Blount Director	72,500		*
William L. Marks Director	63,132		*
H. Fenwick Huss Director	45,000		*
Balan Nair Director Nominee	—		*
All directors and executive officers as a group (17 persons)	10,192,360	(3)	14.3%

*	Represents less than one percent of the outstanding shares of our common stock.
(1)	Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission (“SEC”) regulations and includes shares of our common stock that may be issued upon the exercise of stock options that are exercisable within 60 days of January 31, 2007 as follows: Mr. Stanton – 563,775 shares; Mr. Fredrickson – 221,882 shares; Mr. Matthews – 102,500 shares; Mr. Windham – 251,158 shares; Mr. Harvey – 181,640 shares; Mr. North – 25,000 shares; Mr. Nichols – 53,000 shares; Mr. Blount – 72,500 shares; Mr. Marks – 45,000 shares; Dr. Huss – 45,000 shares; and all directors and executive officers as a group – 1,989,745 shares. Pursuant to SEC regulations, all shares not currently outstanding which are subject to options exercisable within 60 days are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder thereof but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder.
(2)	The address of Mr. Smith is 901 Explorer Boulevard, Huntsville, Alabama 35806.
(3)	The shares shown include: as to Mr. Smith, 1,000,000 shares held jointly with his wife, 2,998,800 shares held by his wife and 3,998,800 shares held by a trust; as to Mr. Fredrickson, 2,000 shares held by his daughter; as to Mr. Nichols, 11,663 shares held in a trust and 13,000 shares held by his wife; and as to all directors and executive officers as a group, 1,000,000 shares held jointly with spouses and immediate family members, 3,011,800 shares owned by spouses and other immediate family members and 4,010,463 shares held by trusts for which an executive officer or director is a beneficiary or trustee.

The following table sets forth information regarding the beneficial ownership of our common stock as of the date indicated for each person, other than the officers or directors of ADTRAN, known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
FMR Corp.	9,943,412	(1)	14.3%
82 Devonshire Street
Boston, Massachusetts 02109
T. Rowe Price Associates, Inc.	4,918,073	(2)	7.1%
100 E. Pratt Street
Baltimore, Maryland 21202
Royce & Associates, LLC	4,351,000	(3)	6.3%
1414 Avenue of the Americas
New York, New York 10019

(1)	The amount shown and the following information is derived from the amended Schedule 13G filed by FMR Corp., reporting beneficial ownership as of December 31, 2006. According to the Schedule 13G, FMR has sole voting power over 153,609 of the shares and sole dispositive power over 9,943,412 shares. Fidelity Management & Research Company, a wholly owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 9,922,403 of the shares; Pyramis Global Advisors Trust Company, 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is the beneficial owner of 21,009 of the shares. The Schedule 13G also indicates that each of Edward C. Johnson 3d and FMR has sole power to vote or to direct the voting of the 9,922,403 shares beneficially owned by Fidelity Management & Research Company. Each of Mr. Johnson and FMR through its control of Pyramis Global Advisors Trust Company has sole power to vote or to direct the voting of the 21,009 shares beneficially owned by Pyramis Global Advisors Trust Company.
(2)	The amount shown and the following information is derived from the Schedule 13G, filed by T. Rowe Price Associates, Inc, reporting beneficial ownership as of December 31, 2006. According to the Schedule 13G, T. Rowe Price, a registered investment adviser, is the beneficial owner of and has sole voting power over 1,094,600 of the shares and sole dispositive power over all the shares.
(3)	The amount shown and the following information is derived from the Schedule 13G filed by Royce & Associates, LLC, reporting beneficial ownership as of December 31, 2006. According to the Schedule 13G, Royce & Associates, a registered investment adviser, is the beneficial owner of and has sole voting and dispositive power over the shares.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

The Board of Directors currently consists of seven members. In addition, James L. North, who was a Board member until his resignation in December 2002, currently serves as a director emeritus of ADTRAN. Effective February 12, 2007, Danny J. Windham resigned as President, Chief Operating Officer and Secretary of ADTRAN and as a member of the Board. On February 23, 2007, the Board elected James E. Matthews to the Board of Directors to fill the vacancy left by Mr. Windham’s departure. On February 23, 2007, the Board of Directors, based on the recommendation of the Nominating and Corporate Governance Committee, nominated Balan Nair to serve as a nominee for director for election at the Annual Meeting. W. Frank Blount, who is currently a director, will continue to serve as a director until the Annual Meeting.

The Board has nominated Mark C. Smith, Thomas R. Stanton, H. Fenwick Huss, William L. Marks, James E. Matthews, Balan Nair and Roy J. Nichols for election as directors at the 2007 Annual Meeting. If elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the 2008 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. There are no family relationships among the directors, director nominees or the executive officers.

Each of the nominees has consented to serve his term as a director if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of the substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to elect Mark C. Smith, Thomas R. Stanton, H. Fenwick Huss, William L. Marks, James E. Matthews, Balan Nair and Roy J. Nichols as directors for a one year term expiring at the 2008 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Information Regarding Nominees for Director

Set forth below is certain information as of January 31, 2007 regarding the seven nominees for director, including their ages and principal occupations.

MARK C. SMITH is one of the co-founders of ADTRAN and has served as our Chairman of the Board since ADTRAN commenced operations in January 1986. He also served as Chief Executive Officer from January 1986 until his retirement in September 2005, and served as our President from 1986 until November 1995. Mr. Smith currently serves on the boards of the Hudson Alpha Institute of Biotechnology, the University of Alabama Huntsville Foundation and of private corporations Open Biosystems, Expression Genetics, Inc. and Digium, Inc. Mr. Smith is 66.

THOMAS R. STANTON has served as our Chief Executive Officer and a director since September 2005. Prior to becoming our Chief Executive Officer, Mr. Stanton served as our Senior Vice President and General Manager – Carrier Networks from 2001 to September 2005, Vice President and General Manager – Carrier Networks from 1999 to 2001, and Vice President – Carrier Networks Marketing from 1995 to 1999. Before joining ADTRAN, Mr. Stanton served as Vice President – Marketing & Engineering for Transcrypt International, Inc. in 1995. He also served as Director, Marketing and then Senior Director, Marketing, for the E.F. Johnson Company from 1993 until joining Transcrypt in 1995. Mr. Stanton is 42.

H. FENWICK HUSS has served as Dean of the J. Mack Robinson College of Business at Georgia State University since July 2004. Prior to his appointment as Dean, Dr. Huss was Associate Dean from 1998 to 2004 and Director of the School of Accountancy at Georgia State from 1996 to 1998. He has been a member of the School of Accountancy faculty since 1989. He also served on the faculty of the University of Maryland as an assistant professor from 1983 to 1989, and is a visiting professor at the Université Paris 1 Pantheon-Sorbonne. Dr. Huss has been a member of our Board of Directors since October 2002. Dr. Huss is 56.

WILLIAM L. MARKS has served as Chairman of the Board and Chief Executive Officer of Whitney Holding Corp., the holding company for Whitney National Bank of New Orleans, since 1990, and served in various executive and management capacities with AmSouth Bank, N.A. from 1984 to 1990. Mr. Marks currently serves as a director of CLECO Corporation and CLECO Power, LLC. Mr. Marks has served as a director of ADTRAN since 1993. Mr. Marks is 63.

JAMES E. MATTHEWS has served as our Senior Vice President – Finance, Chief Financial Officer and Treasurer since 2001 and as our Secretary and as a member of our Board since February 2007. Before joining ADTRAN, Mr. Matthews was the Chief Financial Officer of Home Wireless Networks, Inc. from 1999 to 2001. From 1998 to 1999, he served as Chief Executive Officer of Miltope Group, Inc. and as Vice President Finance and Chief Financial Officer of Miltope Group, Inc. from 1995 to 1998. From 1992 to 1995, Mr. Matthews served as Controller of Hughes Training, Inc. Mr. Matthews currently serves on the board of Digium, Inc. Mr. Matthews is 50.

BALAN NAIR is currently Chief Technology Officer at AOL, LLC. He joined AOL in 2006 as Chief Information Officer and was promoted to Chief Technology Officer in December of 2006. Prior to AOL, Mr. Nair served as Chief Information Officer at Qwest Communications. He was also the Chief Technology Officer at Qwest from 2004 through 2006. Mr. Nair also served as Vice President of Network and Technologies of Qwest between 2000 and 2004, Director of Operations from 1999 through 2000, and Director of Technology Selection and Labs from 1997 through 1999. Prior to 1997, Mr. Nair held Director and Manager positions in Systems Planning, Technology Modeling and Development at Qwest. Mr. Nair currently serves on the Board of the Northern Virginia Technology Council and also on the Governor’s Council on IT in Healthcare for the Commonwealth of Virginia. Mr. Nair is 40.

ROY J. NICHOLS served as Chairman of the Board of Torch Concepts, Inc., a software development company specializing in business intelligence applications, from September 2000 to December 2005. He served as Vice Chairman of the Board, President and Chief Executive Officer of Nichols Research Corporation, a defense and information systems company, where he worked from 1976 until its merger with Computer Sciences Corporation in November 1999. Mr. Nichols currently serves as a director of Applied Genomics, Inc., Blue Creek Investment Partners and the Hudson Alpha Institute of Biotechnology. Mr. Nichols has served as a director of ADTRAN since 1994, and has served as our lead director since October 2006. Mr. Nichols is 68.

Information Regarding Director Emeritus

Set forth below is certain information as of January 31, 2007 regarding our director emeritus, including his age and principal occupation (which has continued for at least the past five years unless otherwise noted).

JAMES L. NORTH is an attorney with James L. North & Associates in Birmingham, Alabama and has been counsel to ADTRAN since its incorporation in November 1985. Mr. North has been a practicing attorney since 1965. Mr. North currently serves as a director emeritus and served as a director of ADTRAN from 1993 to December 2002. Mr. North is 70.

CORPORATE GOVERNANCE

Independent Directors

The Nominating and Corporate Governance Committee and the Board of Directors have determined that Messrs. Blount, Marks and Nichols and Dr. Huss, as well as director nominee Balan Nair, do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with Rule 4200(a)(15) of the NASDAQ listing standards. The incumbent independent directors also constitute all of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Prior to each regularly scheduled Audit Committee meeting, these directors convene and hold a separate executive session as the independent directors of the Board. Mr. Nichols, our lead director, presides over these meetings.

Meetings of the Board of Directors and its Committees

The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2006, the Board of Directors held six meetings. The Audit Committee held 12 meetings in 2006, the Compensation Committee held five meetings and the Nominating and Corporate Governance Committee held three meetings. No director attended less than 75% of the aggregate of meetings of the Board of Directors and of the committees of which he is a member. Six of the directors, as well as director emeritus James North, attended the 2006 Annual Meeting of Stockholders on May 9, 2006.

Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the financial reports and other financial information provided by us to the public or any governmental body; (ii) our compliance with legal and regulatory requirements; (iii) our systems of internal controls regarding finance, accounting and legal compliance that have been established by management and the Board; (iv) the qualifications and independence of our independent registered public accounting firm; (v) the performance of our internal audit function and the independent registered public accounting firm; and (vi) our auditing, accounting and financial reporting processes generally. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. In connection with its responsibilities, the Board has delegated to the Audit Committee the authority to select and hire our independent registered public accounting firm and determine their fees and retention terms. The Audit Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Audit Committee is composed of W. Frank Blount, H. Fenwick Huss, William L. Marks and Roy J. Nichols, each of whom is independent under NASDAQ listing standards. Dr. Huss is the Chair of the Audit Committee. The Board has determined that Dr. Huss is an audit committee financial expert.

Compensation Committee

The Compensation Committee is responsible for setting the compensation of our Chief Executive Officer and assisting the Board in discharging its responsibilities regarding the compensation of our other executive officers. In addition, the Compensation Committee is responsible for administering our 2006 Employee Stock Incentive Plan, our Management Incentive Bonus Plan and our 2005 Directors Stock Option Plan. The Compensation Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Compensation Committee is composed of W. Frank Blount, H. Fenwick Huss, William L. Marks and Roy J. Nichols, each of whom is independent under NASDAQ listing standards. Mr. Marks is the Chair of the Compensation Committee.

Compensation Committee Process

Under our Compensation Committee’s charter, the Committee has the power and duty to discharge our Board’s responsibilities related to compensation of our executive officers, within guidelines established by the Board. Generally, the Compensation Committee reviews and approves all compensation, including base salary, annual incentive awards and stock option grants, for the Chief Executive Officer and our other officers. The Compensation Committee also makes recommendations to the Board regarding our incentive compensation plans and equity plans, and approves option grants and stock awards. The Committee has authority to review and approve annual performance goals and objectives for our Chief Executive Officer, to evaluate his performance and to set his compensation based on the evaluation. The Committee is also responsible for reviewing and approving executive officers’ compensation and establishing performance goals related to their compensation within 90 days of the beginning of each fiscal year. The Committee oversees our benefit plans and evaluates any proposed new retirement or executive benefit plans. The Committee also advises the Board on trends in compensation programs for non-employee directors. The Compensation Committee has the authority to delegate its duties to subcommittees, but to date has not done so.

At the beginning of each calendar year, our Compensation Committee reviews the Management Incentive Bonus Plan results from the prior year, establishes the performance goals for the current year, approves any increases in executive salaries or other compensation, recommends plan changes, if any, for submission to our stockholders at the annual meeting, and approves the Compensation Committee’s report for our proxy statement. Mid-year the Compensation Committee generally reviews our compensation programs and makes recommendations to the Board regarding outside director compensation and, as necessary throughout the year, approves any equity grants and/or compensation for newly hired or promoted executives. Our Compensation Committee generally meets in the fourth quarter of each calendar year to determine and approve annual equity awards.

Our Compensation Committee generally receives proposals and information from our Chief Executive Officer for its consideration regarding executive and director compensation. Our Chief Executive Officer makes recommendations regarding salary increases, annual cash incentives and equity awards for all of our executive officers other than himself. In doing so, he consults with our Chief Financial Officer and, prior to his departure, our President and Chief Operating Officer with respect to executive officers that fall within their respective areas of responsibility.

Our Compensation Committee has authority to retain and terminate any outside advisors, such as compensation consultants. In 2006, on behalf of the Compensation Committee, we engaged Towers Perrin, a compensation consultant, to assist in evaluating director compensation. Specifically, Towers Perrin was asked to assess the competitiveness of our non-employee director compensation program, identify best practices for non-employee director compensation and to assist management in developing preliminary recommendations for the program for the Compensation Committee’s consideration. Towers Perrin prepared a report for the Compensation Committee that the Compensation Committee used to make recommendations to the Board of Directors regarding changes in our non-employee directors’ compensation.

Compensation Committee Interlocks and Insider Participation

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for assisting the Board in identifying and attracting highly qualified individuals to serve as directors of ADTRAN, selecting director nominees and recommending them to the Board for election at annual meetings of stockholders. The Nominating and Corporate Governance Committee operates under a charter approved by the Board. The charter is posted on our website at www.adtran.com. The Nominating and Corporate Governance Committee is composed of W. Frank Blount, H. Fenwick Huss, William L. Marks and Roy J. Nichols, each of whom is independent under NASDAQ listing standards. Mr. Nichols is the Chair of the Nominating and Corporate Governance Committee.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee seeks to create a Board that is as a whole strong in its collective knowledge of, and diversity of skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and our company at that time given the then current mix of director attributes.

In accordance with NASDAQ listing standards, we ensure that at least a majority of our Board is independent under the NASDAQ definition of independence, and that the members of the Board as a group maintain the requisite qualifications under NASDAQ listing standards for populating the Audit, Compensation and Nominating and Corporate Governance Committees. The Board has adopted Corporate Governance Principles that sets forth the principles that guide us and the Board on matters of corporate governance. The Corporate Governance Principles are posted on our website at www.adtran.com.

As provided in its charter, the Nominating and Corporate Governance Committee will consider nominations submitted by stockholders. To recommend a nominee, a stockholder should write to the Nominating and Corporate Governance Committee, care of James E. Matthews, Secretary of ADTRAN, at 901 Explorer Boulevard, Huntsville, Alabama 35806 (for overnight delivery) or at P.O. Box 140000, Huntsville, Alabama 35814-4000 (for mail delivery). Any recommendation must include:

•	the name and address of the candidate;

•

a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to be named in the proxy statement if nominated and to serve as a director if elected.

To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in our proxy statement for the 2008 Annual Meeting, stockholder recommendations for director must be received by us no later than December 1, 2007. Once we receive the recommendation, we will deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Committee.

All of the current nominees for director recommended for election by the stockholders at the 2007 Annual Meeting are current members of the Board, except Balan Nair. In 2006, we hired Korn/Ferry International to assist in identifying and/or evaluating potential director nominees. Korn Ferry identified Mr. Nair as a nominee for director. In evaluating candidates for director, the Committee uses the qualifications described above, and evaluates stockholder candidates in the same manner as candidates from all other sources. Based on the Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and, for incumbent directors, their prior performance as directors, the Committee determined to recommend Mr. Nair for election and each incumbent director for re-election. The Committee has not received any nominations from stockholders for the 2007 Annual Meeting.

Communications with the Board of Directors

The Board has established a process for stockholders to communicate with members of the Board. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, as well as any issues arising under our Code of Business Conduct and Ethics or other matters that you wish to communicate to ADTRAN’s Audit Committee or Board of Directors, you can reach the ADTRAN Board of Directors through our Corporate Governance Hotline by email at hotline@adtran.com, by mail at ADTRAN, Inc. Hotline, P.O. Box 5765, Huntsville, Alabama 35814, or by calling the hotline at 1-800-873-1110, extension 6600. Information about the Corporate Governance Hotline can be found on our website at www.adtran.com under the links “Investor Relations – Corporate Governance – Corporate Governance Hotline.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy

The goals of our executive compensation program are to:

•	provide competitive compensation that will help attract, retain and reward qualified executives, with a focus on talent from within the telecommunications industry;

•	align management’s interests with our success by making a portion of the executive’s compensation depend on corporate performance; and

•	align management’s interests with the interests of stockholders by including long-term equity incentives.

To achieve these goals, we focus on several key points in the design of our executive compensation program. First, retention is a very important consideration in our compensation programs, and internal promotion and retention of key executive talent has been a significant feature of our company. We believe that retention involves two interrelated components – competitive compensation and establishment of a working environment that provides intangible benefits to our executives and encourages longevity. In setting executive compensation, the Compensation Committee intends for our executive compensation program to provide an overall level of compensation that is competitive within our industry and among companies of comparable size and complexity. Augmenting compensation with a desirable working environment enables us to maintain an overall compensation program that generally provides roughly average overall compensation to our executive officers, as compared to companies with which we compete for talent, but still remain competitive.

The Committee also seeks a compensation structure that is internally consistent and provides appropriate compensation for our executives in relation to one another. Consequently, the Compensation Committee does not focus on any particular benchmark to set executive compensation. The level at which we decide to compensate each of our executives as compared to the market for executives in similar positions depends on our need for someone in the particular position, the individual’s level of responsibility, the importance of the job function to our business, and the individual’s performance. Our allocation of compensation between cash and equity awards is based on market practice.

Our Compensation Committee has not historically employed compensation consultants to assist it in designing our compensation programs. Instead, we rely on our familiarity with the market and ongoing market intelligence, including occasional review of public filings of other companies, to gauge the competitiveness of our compensation programs. We also believe that a successful compensation program requires the application of judgment and subjective determinations of individual performance.

In setting compensation levels for our executive officers, the Compensation Committee takes into account such factors as (i) the scope and strategic impact of the executive officers’ responsibilities, (ii) our past financial performance and future expectations, (iii) the performance and experience of each individual, (iv) past salary levels of each individual and of the officers as a group, and (v) for each executive officer, other than the Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer, in consultation with our Chief Financial Officer and, prior to his departure, our President and Chief Operating Officer for executive officers that fall within their respective areas of responsibility. The Committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based upon the consideration of all of these factors.

Section 162(m) of the Internal Revenue Code limits ADTRAN’s tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer or to certain other executive officers. Compensation that meets the requirements for qualified performance-based compensation or certain other exceptions under the Internal Revenue Code is not included in this limit. Generally, the Compensation Committee desires to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of our compensation programs. To that end, our 2006 Employee Stock Incentive Plan and Management Incentive Bonus Plan were designed to meet the requirements so that grants and bonuses under those plans will be performance-based compensation for Section 162(m) purposes. However, in the past, our executives’ compensation has not been high enough to make Section 162(m) a critical issue for ADTRAN. Therefore, deductibility under Section 162(m) is only one consideration in determining executive compensation, and the Compensation Committee may approve compensation that is not deductible in order to compensate executive officers in a manner consistent with performance and the competitive environment for executive talent.

Components of Executive Compensation

Our executive compensation program consists of base salary, commissions for sales executives, an annual incentive bonus program, and long-term equity incentives in the form of stock options. Executive officers also are eligible to participate in certain benefit programs that are generally available to all of our employees, such as medical insurance programs, life insurance programs and our 401(k) plan, and in a nonqualified deferred compensation program.

Base Salary and Commissions. At the beginning of each fiscal year, the Compensation Committee establishes an annual salary for our executive officers as well as commission structures for our sales executives, based on recommendations made by our Chief Executive Officer, in consultation with our Chief Financial Officer and, prior to his departure, our President and Chief Operating Officer with respect to individuals within their respective areas of responsibility. Base salary is adjusted when warranted based on company financial performance, market comparisons and trends, individual performance and, other than for our Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer (with input from our Chief Financial Officer or our President and Chief Operating Officer, as appropriate). Consistent with our compensation objectives and philosophy described above, the Compensation Committee attempts to set base salary compensation within its perceived range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success. At the same time, the Committee takes into account the importance of the executive’s position to our business, the compensation of other executive officers of ADTRAN with comparable qualifications, experience and responsibilities, and individual performance in setting the base salaries. Commissions are not only dictated by the market for our sales executives, but are also an important element of compensation for those executives, because they tie the executive’s pay directly to his success in his area of responsibility. Our sales executives generally receive half of their base cash compensation in salary and half in commissions, based on market practice.

In January 2006, the Compensation Committee reviewed the base salaries of our executive officers, taking into account the considerations described above. The Committee approved base salary increases for Mr. Stanton from $400,000 to $415,000, for Mr. Windham from $350,000 to $360,500 and for Mr. Matthews from $235,000 to $245,000. Messrs. Fredrickson and Harvey had annual base salaries of $209,044, but, as sales executives, also earned commissions equal to a percentage of the sales for their business units. A higher commission rate would apply to sales that exceeded the annual budgeted sales level. The maximum annual commission amount was two times the executive’s annual base salary. The Compensation Committee wanted to encourage the efforts of Messrs. Fredrickson and Harvey to increase sales in order to earn higher commissions, and therefore did not increase their base salaries for 2006.

Annual Incentive Compensation. We provide annual bonuses under our Management Incentive Bonus Plan, which is designed to motivate and reward executives for their contribution to ADTRAN’s performance during the fiscal year. A significant portion the total cash compensation that our executive officers could receive each year is paid through this program, and thus is dependent upon our corporate performance. Bonuses for 2006 were determined by a formula based on targeted per-share after tax earnings (“EPS”), as described in the narrative following the Summary Compensation Table and the Grants of Plan-Based Awards table. We use EPS as the performance measure for our annual incentive awards because we consider earnings growth to be the best indicator of stockholder value. The minimum EPS goal for 2006 was based on what we believed at the time to be an achievable level of growth, while at the same time a challenging one, substantially higher than the average growth rate of our EPS for the last few years. No bonuses were paid to our executive officers for 2006 because the minimum EPS required under the plan was not achieved.

Long-Term Incentive Awards. We compensate our executive officers in part with annual grants of equity awards under our 2006 Employee Stock Incentive Plan, which is described in the narrative following the Summary Compensation Table and the Grants of Plan-Based Awards table. We grant equity awards every year to remain competitive with the market for executive talent, and because equity awards are consistent with our compensation goals of aligning executives’ interests with that of our stockholders in the long term. The Compensation Committee believes that equity awards are an especially valuable tool in linking the personal interests of executives to those of our stockholders, because executives’ compensation under these awards is determined by our stock price. Equity gives executive officers a significant, long-term interest in ADTRAN’s success and can provide beneficial tax treatment that executives value. Moreover, the vesting component of our equity awards provides a valuable retention tool, and retention is a significant consideration in determining our annual equity awards.

Our option grants are timed to occur in the latter part of each year, to coincide with an open trading window under our insider trading policy. In November 2006, the Compensation Committee approved equity grants to our executives consisting solely of stock options that vest over a four year period, with 25% vesting on each anniversary of the grant date. Stock option grants in 2006 to the named executive officers are set forth in the Grants of Plan-Based Awards table below and described in the narrative below that table. In determining the amount of the option awards, the Compensation Committee began by deciding on an overall pool amount for the company, taking into account estimated expense to us of the grants and the earnings per share impact of that expense, as well as the market practice with respect to aggregate option grants. The Committee then allocated the pool of options among the different functions throughout the company, based on the importance and performance of the function and considerations such as retention and market practice. The Compensation Committee then set each executive’s individual award from the amount allocated to the function in which he serves, based on the recommendation of our Chief Executive Officer and, as applicable, our Chief Financial Officer and, prior to his departure, our President and Chief Operating Officer, with the executive’s ultimate award based on individual performance and the general factors we consider in setting the total compensation for each executive, as described above.

Other Compensation. We maintain general broad-based employee benefit plans in which our executives participate, such as health insurance plans and a 401(k) plan. These benefits are provided as part of the basic conditions of employment for all of our employees, are necessary for us to attract talented executives, and do not represent a significant cost to us. We also maintain a nonqualified deferred compensation plan, which is described under the Nonqualified Deferred Compensation table below. This plan permits executives to voluntarily defer a portion of their income and save money for retirement on a tax deferred basis. Although the plan permits discretionary employer contributions, to date we have not made any contributions to this plan. Therefore, this plan provides a benefit that executives value at virtually no cost to us.

As described in more detail under “Potential Payments Upon Termination or Change of Control” below, we provide limited benefits upon a change of control or upon termination of employment for specified reasons to participants, including the named executive officers, in our equity incentive plans and our Management Incentive Bonus Plan. All of these benefits are market competitive and help us to attract valuable executives. These benefits help to provide additional security that executives may need and reward loyal service in situations that create insecurity and present special challenges for executives. We provide the limited change of control benefits to encourage our executives to seek out and pursue business transactions that could be beneficial to ADTRAN and its stockholders and remain with us until the completion of the transaction.

Compensation Committee Report

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

William L. Marks, Chairman

W. Frank Blount

H. Fenwick Huss

Roy J. Nichols

Summary Compensation Table

The following table sets forth, for the fiscal year ended December 31, 2006, the total compensation earned by our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2006 (collectively referred to as the “named executive officers”).

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Thomas R. Stanton Chief Executive Officer	2006	$414,423	—	—	$491,595	—	—	$6,600	$912,618
Robert A. Fredrickson Vice President — Carrier Networks Sales	2006	$390,166	—	—	$216,476	—	—	$6,600	$613,242
James E. Matthews Senior Vice President — Finance, Chief Financial Officer, Treasurer and Secretary	2006	$244,615	—	—	$181,793	—	—	$6,600	$433,008
Danny J. Windham (5) Former President, Chief Operating Officer and Secretary	2006	$360,096	—	—	$471,774	—	—	$6,600	$838,470
Steven L. Harvey (6) Former Vice President — Enterprise Networks and Competitive Service Provider Sales	2006	$380,843	—	—	$216,476	—	—	$6,600	$603,919

(1)	Includes amounts deferred at the election of the executive officers pursuant to our Section 401(k) retirement plan and our non-qualified deferred compensation plan. Amounts for Messrs. Fredrickson and Harvey also include $181,166 and $171,843, respectively, earned as commissions on sales.
(2)	Represents the Black-Scholes fair value of options that we recorded as expense in 2006. For a description of the assumptions used to determine these amounts, see Note 2, Note 1 and Note 1, respectively, to the Consolidated Notes to the Financial Statements in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2006, 2005 and 2004.
(3)	No amounts were earned for 2006 pursuant to the Management Incentive Bonus Plan.
(4)	Consists of ADTRAN’s contributions to the executive officers’ Section 401(k) retirement plan accounts. The 401(k) plan requires us to contribute an amount equal to 3% of each employee’s annual compensation to the plan each year, but only $220,000 of compensation may be considered in calculating the contribution amount for each employee.
(5)	Mr. Windham terminated employment with us on February 12, 2007.
(6)	Mr. Harvey terminated employment with us on January 31, 2007.

Grants of Plan-Based Awards in 2006

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
			Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Thomas R. Stanton	11/3/2006	(1)								50,000	$22.53	$472,890
	—		$41,500	$41,500	$415,000
Robert A. Fredrickson	11/3/2006	(1)								15,000	$22.53	$141,867
	—		$10,450	$10,450	$209,044
James E. Matthews	11/3/2006	(1)								20,000	$22.53	$189,156
	—		$24,500	$24,500	$245,000
Danny J. Windham	11/3/2006	(1)								45,000	$22.53	$425,601
	—		$36,050	$36,050	$360,500
Steven L. Harvey	11/3/2006	(1)								15,000	$22.53	$141,867
	—		$10,450	$10,450	$209,044

(1)	Grants of stock options under our 2006 Employee Stock Incentive Plan.
(2)	Reflects the possible annual incentive bonus awards for 2006 payable under our Management Incentive Bonus Plan, as described under “Annual Incentive Awards” below. As indicated in the Summary Compensation Table and discussed below, no bonuses were paid for 2006.
(3)	Represents the grant date fair value of option grants made in 2006. For a description of the assumptions used to determine these amounts, see Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Annual Incentive Awards

We provide our named executive officers with the opportunity to earn annual bonuses under our Management Incentive Bonus Plan. Under the bonus plan, within 90 days of the beginning of each year, our Compensation Committee establishes corporate goals to determine the eligibility for, and amount of, any annual incentive compensation for our executives. The Committee also determines the eligible individuals to receive awards and establishes the terms and conditions of all awards under the bonus plan.

In January of 2006, our Compensation Committee established a formula to determine 2006 bonuses, based on a targeted level of per-share after tax earnings (“EPS”). If a minimum EPS target were achieved, Messrs. Stanton, Windham and Matthews would have received a bonus equal to 10% of the executive’s base salary for the year, plus 1% of base salary for each $0.01 of EPS above the minimum EPS amount. Messrs. Fredrickson and Harvey would have received a bonus equal to 5% of their base salary (not including commissions) for the year, plus .5% of base salary for each $0.01 of EPS above the minimum EPS amount. If a second, higher EPS objective were achieved, Messrs. Stanton, Windham and Matthews would have received a bonus equal to 18% of the executive’s base salary for the year, plus 2% of base salary for each $0.01 of EPS above the higher goal level. Messrs. Fredrickson and Harvey would have received a bonus equal to 9% of their base salary (not including commissions) for the year, plus 1% of base salary for each $0.01 of EPS above the higher goal level. The maximum potential bonus was 100% of the executive’s base salary for the year. No bonuses were paid to our executive officers for 2006 because the minimum EPS required under the plan was not achieved.

Equity Compensation

We granted stock options during 2006 to our named executive officers under the ADTRAN, Inc. 2006 Employee Stock Incentive Plan. The Stock Incentive Plan permits grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units. Our Compensation Committee administers the Stock Incentive Plan, determines who will receive awards and establishes the terms and conditions of all awards.

The exercise price of the options we granted to our named executive officers during 2006 was equal to the fair market value of a share of our common stock on the date of grant. Fair market value is defined in the Stock Incentive Plan as the closing price of our common stock on the business day immediately before the date of grant. The option price may be paid in cash, in shares of our common stock, by broker-assisted cashless exercise, or by any other method permitted by the Committee.

The options we granted in 2006 to our named executive officers will become exercisable with respect to 25% of the shares on each of the first four anniversaries of the grant date. The options become immediately vested and exercisable upon the executive’s death or disability, and upon a change of control. The options may be exercised for one year after termination due to the executive’s death, disability or retirement, or for 90 days after termination for any other reason. In addition, the Committee, in its discretion, may accelerate the vesting at any time. The provisions regarding acceleration of the options are described in more detail in the section on the Stock Incentive Plan below under the heading entitled “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2006.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
Thomas R. Stanton	52,025 80,000 100,000 120,000 45,000 108,000 26,250 20,000 12,500 —	— — — — — — 8,750 20,000 37,500 50,000	— — — — — — — — — —	$ $ $ $ $ $ $ $ $ $	12.69 10.66 18.03 12.75 8.70 10.50 32.27 22.17 30.04 22.53	7/16/2007 9/17/2008 7/15/2009 7/23/2011 8/30/2012 10/16/2012 11/25/2013 10/18/2014 10/17/2015 11/3/2016

Robert A. Fredrickson	4,000 9,384 80,000 40,000 11,498 54,000 13,500 9,000 4,500 —	— — — — — — 4,500 9,000 13,500 15,000	— — — — — — — — — —	$ $ $ $ $ $ $ $ $ $	19.27 10.66 18.03 12.75 8.70 10.50 32.27 22.17 30.04 22.53	2/5/2007 9/17/2008 7/15/2009 7/23/2011 8/30/2012 10/16/2012 11/25/2013 10/18/2014 10/17/2015 11/3/2016

James E. Matthews	50,000 30,000 11,250 7,500 3,750 —	— — 3,750 7,500 11,250 20,000	— — — — — —	$ $ $ $ $ $	14.36 10.50 32.27 22.17 30.04 22.53	1/10/2012 10/16/2013 11/25/2013 10/18/2014 10/17/2015 11/3/2016

Danny J. Windham	52,156 33,502 108,000 26,250 20,000 11,250 —	— — — 8,750 20,000 33,750 45,000	— — — — — — —	$ $ $ $ $ $ $	12.75 8.70 10.50 32.27 22.17 30.04 22.53	7/23/2011 8/30/2012 10/16/2012 11/25/2013 10/18/2014 10/17/2015 11/3/2016

Steven L. Harvey	80,000 56,640 18,000 13,500 9,000 4,500 —	— — — 4,500 9,000 13,500 15,000	— — — — — — —	$ $ $ $ $ $ $	18.03 12.75 10.50 32.27 22.17 30.04 22.53	7/15/2009 7/23/2011 10/16/2012 11/25/2013 10/18/2014 10/17/2015 11/3/2016

(1)	The options vest 25% per year beginning on the first anniversary of the date of grant over the ten-year option term.

Option Exercises in 2006

The following table sets forth information regarding all exercises of stock options by the named executive officers during the 2006 fiscal year.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Thomas R. Stanton	4,175	$91,097

Robert A. Fredrickson	—	—

James E. Matthews	—	—

Danny J. Windham	—	—

Steven L. Harvey	—	—

Nonqualified Deferred Compensation

The following table sets forth information regarding the deferred compensation arrangements in which our named executive officers participated in 2006.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Thomas R. Stanton	$380,220	—	$88,575	—	$945,489

Robert A. Fredrickson	$104,918	—	$52,320	—	$442,744

James E. Matthews	$227,040	—	$47,616	—	$515,234

Danny J. Windham	—	—	—	—	—

Steven L. Harvey	$27,149	—	$6,323	—	$89,681

We maintain the ADTRAN Inc. Deferred Compensation Plan. This plan is offered as a supplement to our tax-qualified 401(k) plan and is available to our officers who have been duly elected by our Board of Directors. The deferred compensation plan allows participants to defer all or a portion of their salaries and annual bonuses, and permits us to make matching contributions on a discretionary basis, without the limitations that apply to the 401(k) plan. To date, we have not made any matching contributions under this plan. All contributions are unfunded and are credited to bookkeeping accounts for the participants, although we have set aside assets in a rabbi trust to help us pay for the benefits under this plan. Each participant’s account is credited with earnings as if the account were invested as elected by the participant among pre-approved mutual funds. Benefits are usually distributed after termination of employment, or at age 65 if elected by the participant, in a single lump sum cash payment.

Potential Payments Upon Termination or Change of Control

This section describes payments that would be made to our named executive officers upon a change in control of ADTRAN or following termination of employment. Messrs. Windham and Harvey did not receive any payments or acceleration of equity vesting upon termination of their employment with us.

Management Incentive Bonus Plan

Under the ADTRAN, Inc. Management Incentive Bonus Plan, in the event of a change in control of ADTRAN, each executive will receive an immediate lump sum cash payment of the then-current annual incentive, but only if the performance measures set by the Compensation Committee for the relevant fiscal year have been attained as of the date of the change in control. The amount of the performance award would be consistent with the minimum, target or maximum level of performance measures actually achieved as of the change in control. Under the bonus plan, a change of control would occur if:

(i) any person or group acquires more than 50% of the total fair market value or total voting power of our stock;

(ii) any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of 35% or more of the total voting power of our stock;

(iii) a majority of our Board members is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board; or

(iv) any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) at least 40% of the total gross fair market value of all of our assets.

If there had been a change of control of ADTRAN on December 29, 2006, none of our executive officers would have received a payment under this provision, because the minimum earnings per share target required under the 2006 performance measures had not been attained as of that date.

Deferred Compensation Plan

Under the ADTRAN Inc. Deferred Compensation Plan, participants are entitled to receive their benefits upon termination of employment. The amount they receive is based on their account balance, which would consist of their contributions to the plan and any earnings as described above in the Nonqualified Deferred Compensation table and its accompanying narrative. The Nonqualified Deferred Compensation table shows each executive’s account balance at the end of 2006, which is the amount each executive would have received if he had terminated employment on December 29, 2006.

2006 Employee Stock Incentive Plan

Under our 2006 Employee Stock Incentive Plan, the options we have granted will become immediately vested and exercisable upon the executive’s death or disability, or upon a change of control. Upon termination of employment for cause, all outstanding options immediately terminate. Options may be exercised for one year upon termination due to the executive’s death, disability or retirement, or for 90 days after termination for any other reason.

Under the 2006 Employee Stock Incentive Plan, change of control is defined as:

(i) the acquisition of beneficial ownership of 50% or more of either our outstanding shares of common stock or the combined voting power of our securities, except for any acquisition directly from us, any acquisition by us or our affiliates, or any acquisition by any of our employee benefit plans;

(ii) during any 12-month period, a majority of the Board is no longer composed of individuals who, as of the beginning of that period, constituted our Board and individuals whose nomination for election was approved by the Board;

(iii) a reorganization, merger or consolidation, where substantially all of the owners, respectively, of our outstanding shares of common stock or the combined voting power of our securities immediately before the transaction beneficially own less than 50% of, respectively, the common stock and the combined voting power of the securities of the resulting corporation, in substantially the same proportions as their ownership immediately prior to the transaction; or

(iv) we sell or otherwise dispose of substantially all of our assets.

An executive is considered retired under the 2006 Employee Stock Incentive Plan if he terminates employment after age 65. Disability is defined as eligibility to receive long-term disability benefits or, if we do not have a long-term disability plan, an executive’s inability to engage in the essential functions of his or her duties due to a medically-determinable physical or mental impairment, illness or injury, which can be expected to result in death or to be of long-continued and indefinite duration. Cause means the executive’s willful and continued failure to perform his duties within 15 days of receipt of written demand for such performance; unlawful or willful misconduct which is economically injurious to us or our affiliates; conviction of, or a plea of guilty or nolo contendere to, a felony charge (other than a traffic violation); habitual drug or alcohol abuse that impairs the executive’s ability to perform his duties; embezzlement or fraud; competition with our business; or the executive’s breach of his employment contract, if any. Currently, none of our executives have employment contracts.

1996 Employees Incentive Stock Option Plan

Under our 1996 Employees Incentive Stock Option Plan, the options we have granted will become immediately vested and exercisable upon the executive’s death or disability, or upon a change of control. Upon termination of employment for cause, all outstanding options immediately terminate, unless the executive is terminated for cause after a change of control, in which case the options may be exercised for three months after termination. Options may be exercised for one year upon termination due to the executive’s disability, for one year upon the executive’s death, or for three months after termination for any other reason.

Disability under the 1996 plan is determined by our Compensation Committee in its sole discretion. Change of control is defined as: (i) the acquisition by a person, group or entity of a sufficient number of shares of our common stock, or securities convertible into our common stock, to hold more than 50% of our common stock; or (ii) any sale or other disposition of substantially all of our assets. Cause under the 1996 plan means acts by an executive that cause us liability or loss involving: personal dishonesty, incompetence, willful misconduct, moral turpitude, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), improper use or disclosure of our confidential information or trade secrets, the breach of any contract with ADTRAN, the unlawful trading in securities based on information gained through the performance of services for us, a felony conviction or the failure to contest prosecution for a felony, embezzlement, fraud, deceit or civil rights violations.

The values of accelerated stock options under the 2006 Stock Incentive Plan and the 1996 Stock Option Plan that Messrs. Stanton, Windham, Fredrickson, Harvey and Matthews would have received on December 29, 2006, if there had been a change of control or if the executive had terminated employment due to death or disability would have been $18,520, $18,520, $7,320, $7,320 and $7,375, respectively.

DIRECTOR COMPENSATION

The table below sets forth information regarding compensation paid to our non-employee directors in 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ( $) (2)(3)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation ($)	Total ($)
W. Frank Blount	$41,500	—	$67,751		—	—	—	$109,251

H. Fenwick Huss	$39,000	—	$67,751		—	—	—	$106,751

William L. Marks	$38,000	—	$67,751		—	—	—	$105,751

Roy J. Nichols	$37,000	—	$67,751		—	—	—	$104,751

James L. North	$23,500	—	$67,751		—	—	—	$91,251

Mark C. Smith	$26,500	—	—		—	—	—	$26,500

Richard Anderson (1)	$6,500	—	—	(4)	—	—	—	$6,500

(1)	Mr. Anderson resigned from the Board of Directors on January 23, 2006.
(2)	The amounts in this column represent the Black-Scholes fair value of options that we recorded as expense in 2006. The grant date fair value for each option award made to directors in 2006 was $53,478, as discussed in more detail in the narrative below. Due to his resignation, Mr. Anderson did not receive an option award in 2006. For a description of the assumptions used to determine the fair value of options recorded as expense in 2006 and the grant date fair value of options granted in 2006, see Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.
(3)	The aggregate number of option awards outstanding for each of the directors at December 31, 2006 was as follows:

Name	Options
W. Frank Blount	77,500

H. Fenwick Huss	50,000

William L. Marks	50,000

Roy J. Nichols	58,000

James L. North	30,000

Mark C. Smith	—

Richard Anderson	10,000

(4)	Due to Mr. Anderson’s resignation from the Board of Directors on January 23, 2006, his unvested stock options were forfeited and the related expense reversed.

Prior to July 17, 2006, non-employee directors of ADTRAN, including Mr. North, our director emeritus, were paid an annual fee of $10,000, plus $1,000 for each Board or committee meeting attended in person and $500 for each Board or committee meeting attended by telephone. On July 17, 2006, the Board of Directors, based on the recommendation of the Compensation Committee following its consideration of the report prepared by Towers Perrin, an outside compensation consultant, approved (i) an increase in Board annual retainers from $10,000 to $25,000, (ii) an increase in the fee paid to each non-employee director for each Board meeting attended in person from $1,000 to $1,500 and (iii) the addition of an annual retainer of $5,000 to be paid to each Board committee chairperson. The Committee did not make any changes to committee meeting fees. Directors who are employees of ADTRAN receive no directors’ fees. All directors are reimbursed for their reasonable expenses in connection with the performance of their duties.

Our non-employee directors, including our current director emeritus, are entitled to participate in our 2005 Directors Stock Option Plan, which our stockholders approved at the 2005 annual meeting of stockholders on May 18, 2005. As of December 31, 2006, there were a total of 400,000 shares reserved for issuance under the 2005 Directors Plan, of which 50,000 shares were subject to outstanding options and 350,000 shares were available for future option grants. The 2005 Directors Plan provides for automatic grants of nonqualified stock options to directors who are not otherwise employees of ADTRAN. As of December 31, 2006, there were five directors and one director emeritus eligible to participate in the 2005 Directors Plan. Mr. Smith, who became eligible to participate in the 2005 Directors Plan upon his retirement as Chief Executive Officer in September 2005, has waived participation in the 2005 Directors Plan. The 2005 Directors Plan is administered by the Compensation Committee. Subject to the terms of the 2005 Directors Plan, the Compensation Committee has the authority to determine the terms and provisions of the option agreements, to interpret the provisions of the 2005 Directors Plan, to prescribe, amend and rescind any rules and regulations relating to the 2005 Directors Plan, and to make all determinations necessary or advisable for the administration of the 2005 Directors Plan.

Under the terms of the 2005 Directors Plan, an eligible director is granted a nonqualified stock option to purchase 10,000 shares of common stock upon that director’s initial election to the Board, and receives an additional nonqualified stock option to purchase 5,000 shares of common stock as of December 31 of each subsequent calendar year in which the director is still serving as an eligible director. The options granted under the 2005 Directors Plan have a term of ten years, and the exercise price of the options is the fair market value of our common stock on the date of grant. The fair market value of our common stock under the 2005 Directors Plan is the closing price of a share of common stock on NASDAQ on the date of grant. The exercise price may be paid in cash, shares of common stock held for at least six months, or both. The options generally vest on the first anniversary of the grant date; however, all non-vested options previously granted to an eligible director immediately vest upon that director becoming “disabled,” upon his death or upon a “change of control” of ADTRAN. Under the 2005 Directors Plan, “disability” means the total and permanent disability of an individual as determined by the Compensation Committee in its sole discretion. Under the 2005 Directors Plan, “change of control” is defined as: (i) any acquisition of more than 50% of our common stock; or (ii) any disposition of all or substantially all of our assets. Generally, unexercised options terminate three months after an optionee ceases serving as a director. However, the post-service exercise period is extended to a year after termination due to disability. Unexercised options terminate immediately if the director is terminated for “cause” prior to a change in control. Under the 2005 Directors Plan, “cause” is defined as an act or acts by an individual involving personal dishonesty, incompetence, willful misconduct, moral turpitude, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), the use for profit or disclosure to unauthorized persons of our confidential information or trade secrets, the breach of any contract with us, the unlawful trading in our securities or the securities of another corporation based on information gained as a result of the performance of services for us, a felony conviction or the failure to contest prosecution for a felony, embezzlement, fraud, deceit or civil rights violations, any of which acts cause us liability or loss, as determined by the Compensation Committee in its sole discretion. In addition, if a director dies during service, or during a period following termination of service when his options have not yet terminated as provided above, the director’s beneficiary can exercise the options for up to one year after the date of the director’s death. The options will not be exercisable past their expiration date, however, regardless of the reason for termination of the director’s service.

No options may be granted under the 2005 Directors Plan after May 18, 2015, ten years after its date of adoption. The 2005 Directors Plan will terminate on the later of (a) the complete exercise or lapse of the last outstanding option granted under the 2005 Directors Plan or (b) the last date upon which options may be granted under the 2005 Directors Plan, subject to its earlier termination by the Board at any time.

On December 31, 2006, in accordance with the terms of the 2005 Directors Plan, options exercisable for 5,000 shares of common stock were granted to each of Messrs. Blount, Marks, Nichols and North and Dr. Huss. Mr. Smith has waived all option grants for which he is eligible under the 2005 Directors Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2006, which include the following:

•	ADTRAN, Inc. Amended and Restated 1996 Employees Incentive Stock Option Plan, as amended);

•	ADTRAN, Inc. 2006 Employee Stock Incentive Plan

•	ADTRAN, Inc. 2005 Directors Stock Option Plan; and

•	ADTRAN, Inc. Amended and Restated 1995 Directors Stock Option Plan, as amended.

Each of these plans has been approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	7,019,414	$18.58	12,412,900

Equity Compensation Plans Not Approved by Stockholders	—	—	—

TOTAL	7,019,414	$18.58	12,412,900

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James L. North, a partner in the law firm of James L. North & Associates, is our director emeritus and as of December 31, 2006, beneficially owned 96,000 shares of our common stock. We paid James L. North & Associates fees of $121,479 for legal services rendered to us during 2006. All bills for services provided by James L. North & Associates are reviewed and approved by our Chief Financial Officer. We believe that the fees for these services are reasonable and comparable to those charged by other firms for services rendered to us.

Policies and Procedures For Review and Approval of Related Party Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of ADTRAN, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which ADTRAN participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of ADTRAN. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable, or the Director of Internal Audit. Once a personnel supervisor receives notice of a conflict of interest he or she will report the relevant facts to the Director of Internal Audit. The Director of Internal audit will then generally consult with the Audit Committee and a determination will be made as to whether the activity is permissible. A copy of our Code of Business Conduct and Ethics is available on our website at www.adtran.com under the links “Investor Relations – Corporate Governance – ADTRAN Code of Business Conduct and Ethics.”

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and officers complete Directors’ and Officers’ Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. A list is then maintained by us of all companies known to ADTRAN that are affiliated with a related person. Any potential transactions with such companies or other related party transactions are reviewed by the Chief Financial Officer and brought to the attention of the Audit Committee as appropriate. Our Audit Committee is responsible for reviewing and approving all material transactions with any related person.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and regulations of the SEC thereunder, require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of those persons, to file with the SEC initial reports of their ownership of our common stock and subsequent reports of changes in that ownership. Directors, officers and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these reports received by us and on information provided by the reporting persons, we believe that during the fiscal year ended December 31, 2006, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements, except that: (i) Roy J. Nichols inadvertently reported one transaction in shares held indirectly by a trust late on a Form 4 and (ii) Michael K. Foliano inadvertently reported one stock option grant transaction late on a Form 4.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accuracy and integrity of ADTRAN’s financial reporting. In February 2004, our Board of Directors adopted an updated Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.adtran.com.

The Audit Committee held 12 meetings during the fiscal year ended December 31, 2006. Representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm, attended each meeting. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP our audited financial statements for the fiscal year ended December 31, 2006 and our unaudited quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2006. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required under Statement on Auditing Standards No. 61 and No. 90 (Codification of Statements on Auditing Standards, AU § 380).

In addition to the review of annual and interim financial statements, the Audit Committee continued its focus on functions and risks which could adversely impact ADTRAN’s financial position. Audit Committee meetings included overviews of the status of testing of key internal controls over financial reporting. The Audit Committee has actively reviewed management’s assessment of the effectiveness of ADTRAN’s internal control over financial reporting (including management’s evaluation of identified control deficiencies and management’s program for remediation of those deficiencies) and PricewaterhouseCoopers LLP’s report thereon, both of which are included in the Annual Report on Form 10-K for the year ended December 31, 2006.

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee reviewed the audit and non-audit services provided by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2006 and determined to engage PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN for the fiscal year ending December 31, 2007.

Based upon the Audit Committee’s review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

AUDIT COMMITTEE

H. Fenwick Huss, Chairman W. Frank Blount William L. Marks Roy J. Nichols

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and the Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1986 and is considered by our Audit Committee to be well qualified. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

The Audit Committee of the Board of Directors and the Board unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP as of or for the fiscal years ended December 31, 2006 and 2005 are set forth below. The aggregate fees included in the Audit category are fees billed for the fiscal years for the integrated audit of our annual financial statements and review of our interim financial statements and statutory and regulatory filings. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

	Fiscal Year 2006	Fiscal Year 2005
Audit Fees	$789,529	$761,888
Audit-Related Fees	46,287	39,500
Tax Fees	18,176	7,470
All Other Fees	—	—

Total	$853,992	$808,858

Audit Fees for the fiscal years ended December 31, 2006 and 2005 were for professional services rendered for the integrated audits of our annual consolidated financial statements and of our internal control over financial reporting and quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q, as well as the statutory audit of the financial statements of a foreign subsidiary and fees related to our filing of Form S-8 registration statements for the ADTRAN, Inc. 2006 Employee Stock Incentive Plan and 2005 Directors Stock Option Plan.

Audit-Related Fees as of the fiscal years ended December 31, 2006 and 2005 were for services associated with the audit of our 401(k) plan and various consultations related to accounting matters.

Tax Fees as of the fiscal years ended December 31, 2006 and 2005 were for services related to tax compliance and preparation of international tax returns.

All Other Fees. There were no fees in this category for the fiscal years ended December 31, 2006 and 2005.

We did not rely on the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X for the authorization of any of the services described above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

Commencing in May 2003, with the effectiveness of new rules adopted under the Sarbanes-Oxley Act of 2002, the Audit Committee established a practice of pre-approving all services provided by PricewaterhouseCoopers LLP. In October 2003, the Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by PricewaterhouseCoopers LLP. The policy (i) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that PricewaterhouseCoopers LLP’s independence is not impaired; (ii) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that may not be performed; and (iii) sets forth pre-approval requirements for all permitted services.

Under the policy, a schedule is presented annually to the Audit Committee outlining the types of services that are likely to be performed during the year. The Audit Committee, based upon the guidelines in the policy, selects the services from that schedule that will be generally pre-approved and attaches the list of services as an appendix to the policy. The Audit Committee then sets an annual aggregate fee limitation for all of the generally pre-approved services. For fiscal year 2006, that limit was set at $50,000. Any fees for the generally pre-approved services that exceed this aggregate fee limit must be specifically pre-approved. In addition, any services not on the list of general pre-approved services must be specifically pre-approved.

Each member of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval, in the event that the full Audit Committee is not available. Any member of the Audit Committee who provides specific pre-approval must report such approval to the Audit Committee at its next meeting. To ensure compliance with the policy, a detailed report outlining all fees incurred year-to-date for services provided by PricewaterhouseCoopers LLP is presented to the Audit Committee on a quarterly basis.

STOCKHOLDERS’ PROPOSALS FOR 2008 ANNUAL MEETING

Proposals of stockholders, including nominations for the Board of Directors, intended to be presented at the 2008 Annual Meeting of Stockholders should be submitted by certified mail, return receipt requested, and must be received by us at our executive offices in Huntsville, Alabama, on or before December 1, 2007 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and to be introduced for action at the meeting. Any stockholder proposal must be in writing, must comply with Rule 14a-8 under the Exchange Act and must set forth (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and address, as they appear on our books, of the stockholder submitting the proposal, (iii) the class and number of shares that are beneficially owned by such stockholder, (iv) the dates on which the stockholder acquired the shares, (v) documentary support for any claim of beneficial ownership as required by Rule 14a-8, (vi) any material interest of the stockholder in the proposal, (vii) a statement in support of the proposal and (viii) any other information required by the rules and regulations of the SEC. Stockholder nominations must comply with the procedures set forth above under “Nomination of Directors.”

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments of the Annual Meeting, the persons named as proxies on the enclosed form of proxy card intend to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of ADTRAN.

By Order of the Board of Directors.

Mark C. Smith
Chairman of the Board
Huntsville, Alabama
March 30, 2007

Our 2006 Annual Report, which includes audited financial statements, has been mailed to our stockholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

ANNUAL MEETING OF STOCKHOLDERS OF

ADTRAN, Inc.

May 8, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ò Please detach along perforated line and mail in the envelope provided. ò

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE BELOW-LISTED PROPOSALS

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1)	Elect as directors the seven nominees listed below to serve until the 2008 Annual Meeting of Stockholders and until their successors are elected and qualified (except as marked to the contrary below):			2)	Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ADTRAN for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOMINEES:

☐	FOR ALL NOMINEES	¡ Mark C. Smith

¡ Thomas R. Stanton

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ H. Fenwick Huss ¡ William L. Marks		In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof.
☐	FOR ALL EXCEPT (See instructions below)	¡ James E. Matthews ¡ Balan Nair ¡ Roy J. Nichols	This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each of the
proposals listed on this proxy card. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual
Meeting.

• INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:•	The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to James E. Matthews,
Secretary of ADTRAN, by executing and delivering to Mr. Matthews a duly executed proxy card bearing a later date, or by appearing at the
Annual Meeting and voting in person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

Signature of Stockholder		Date:		Signature of Stockholder			Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY	COMMON STOCK

ADTRAN, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

2007 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Thomas R. Stanton and James E. Matthews, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock of ADTRAN, Inc. (“ADTRAN”) which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders of ADTRAN, to be held at the headquarters of ADTRAN, 901 Explorer Boulevard, Huntsville, Alabama, on the second floor of the East Tower, on Tuesday, May 8, 2007, at 10:30 a.m., local time, and at any and all adjournments thereof, as indicated on the reverse side hereof.

(Continued and to be signed on the reverse side.)